EXHIBIT 4.2

FIRST AMENDMENT OF THE

HEAT BIOLOGICS, INC. 2009 STOCK INCENTIVE PLAN

This First Amendment fo the Heat Biologics, Inc. 2009 Stock Incentive Plan (the “Plan”) is effective September 2, 2010.

WHEREAS, the Board of Directors (the “Board”) of Heat Biologics, Inc., a Delaware corporation (the “Company”) has adopted and the stockholders of the Company have approved the Plan; and

WHEREAS, the Board has approved this amendment of the Plan in order to allow for the early exercise of stock options granted under the Plan.

NOW, THEREFORE, the Plan shall be amended as follows:

1.

The following paragraph shall be inserted as paragraph 5(g) of the Plan:

“(g)

Early Exercise of Option.  The Board may provide, in its sole discretion, that any Option may be exercisable pursuant to an early exercise provision in such Option, provided that the Shares received upon such early exercise shall be subject to a restricted stock agreement in a form acceptable to the Board. The Board may amend any previously granted Option to provide for the early exercise of such Option by inclusion of a paragraph substantially in the form of the following as a new paragraph 3(c) of the applicable stock option agreement:

3(c)

Early Exercise.  The Participant may elect to exercise this Option or any portion thereof before it is fully vested and hold such Shares subject to the provisions of a Summary of Restricted Stock Purchase, Early Exercise of Stock Option and Restricted Stock Purchase Agreement, Early Exercise of Stock Option in substantially in the form approved pursuant to the Plan.

No Option shall be eligible for early exercise unless and until the Board specifically provides for such rights.”

2.

Except as amended herein, the terms and provisions of the Plan shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the undersigned Chief Executive Officer of the Company certifies that the foregoing First Amendment of the Hear Biologics, Inc. 2009 Stock Incentive Plan was duly adopted by the Board of Directors of the Company.

HEAT BIOLOGICS, INC.

By:	/s/ Jeffrey Wolf
Jeffrey Wolf, Chief Executive Officer

Heat Biologics, Inc.

First Amendment of the Heat Biologics, Inc. 2009 Stock Incentive Plan

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